Exhibit 99.1

Mesa-Offshore-Trust

Mesa Offshore Trust Announces Operational Updates on Certain Trust Properties

MESA OFFSHORE TRUST

JPMorgan Chase Bank, N.A., Trustee

NEWS
RELEASE

For Immediate Release

Austin, Texas July 26, 2006 - Mesa Offshore Trust (OTC symbol-MOSH) announced operational updates on certain Trust properties based on information provided by the working interest owners.

On Brazos A-39, the Trustee has been informed that the well completed in the Big Hum 4 sand came on line April 20, 2006.   However, this well has been shut in from time to time since then as the operator has encountered and addressed hydrogen sulfide issues.   The well has also produced a carbon dioxide content that exceeds pipeline specifications.  This higher content requires to operator to mix production at the platform with production from other fields in order to transport the product.   Production is being routed to the A-52C platform owned by Noble.   That platform is being operated by Arena, which is also serving as the contract operator for the Midway property.  The well was shut in July 21, 2006 by Williams Pipeline due to reported detection of mercury in the gas stream.   Timing for resolution of this issue is not yet clear.  The last flow rate prior to shut in was 2,800 Mcf per day with 4200 psi flowing tubing pressure, with a gradually declining flowing pressure.

The Trustee has been informed the operator on the West Delta 61 block still has not been able to provide any estimates of when production will resume.  The West Delta properties have been shut in since August 27, 2005 due to damage to the platform, the pipeline and the sales terminal.

The Trust will provide additional information in connection with the filing of the Form 10-Q for the three and six months ending June 30, 2006 as and if additional operational information becomes available.

Contact:	Mesa Offshore Trust
JPMorgan Chase Bank, N.A., as Trustee
Mike Ulrich
1(800) 852-1422
(512) 479-2562

www.businesswire.com/cnn/mosh.htm

221 West 6th Street Austin, TX 78701